Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

CONTACTS	Terrence Bowshier	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 464-5078	(614) 917-5497

State Auto Financial Reports Strong Fourth Quarter Results

•	Quarterly earnings of $1.01 per share

•	Quarterly GAAP combined ratio of 85.2

•	Return on Equity of 13.5%

•	Book value per share increased to a record high of $23.10

Columbus, Ohio (February 14, 2008) – State Auto Financial Corporation (NASDAQ: STFC) today reported fourth quarter 2007 net income of $41.7 million, or $1.01 per diluted share, versus $44.9 million, or $1.08 per diluted share, for the fourth quarter of 2006. Net income from operations* per diluted share for the fourth quarter of 2007 was $0.99, versus $1.03 for the same 2006 period.

STFC’s GAAP combined ratio for the quarter was 85.2 versus 83.5 for the fourth quarter of 2006. Catastrophe experience, including favorable prior accident years’ development, reduced the loss ratio by 2.3 points to 48.3 or $5.9 million, during the fourth quarter this year, compared to contributing 0.6 points of the total 47.5 loss ratio points, or $1.4 million, for the same period in 2006. STFC’s fourth quarter 2007 revenue was $278.3 million versus $281.0 million for the same period in 2006.

For the year 2007, net income was $119.1 million, or $2.86 per diluted share, compared to $120.4 million or $2.90 per diluted share for 2006. The GAAP combined ratio for 2007 was 92.8, as compared to 91.4 for 2006. Revenue for the year of 2007 was $1.11 billion, versus $1.12 billion for 2006. STFC’s book value per share increased 13.7% during the year to a record high of $23.10 per share as of December 31, 2007. Return on stockholders’ equity for the twelve months ended December 31, 2007 was 13.5% compared to 15.1% for the twelve months ended December 31, 2006.

“We are pleased to report outstanding results for the fourth quarter of 2007. Several factors contributed to our success, including solid underwriting performance, benign weather and catastrophe reserve releases from prior accident years. Results for the year deteriorated somewhat, compared to 2006, but remain strong. Premium production for the quarter was positive, confirmation the product and systems enhancements we implemented over the past year are gaining traction in the market. Our CustomFit personal auto product and new BOP product enhancements have resulted in healthy increases in new business production, complementing our strong policyholder retention. In addition, new systems such as bizXpress and a variety of new personal lines initiatives have made it easier for agents to quote and write more business with us,” said STFC Chairman, President and CEO Bob Restrepo.

“I would also like to thank our loyal agency partners,” added Restrepo. “One of our core strengths is the strong relationships we have with the independent agency partners that represent State Auto. In a very competitive marketplace, we know we can count on our agency force to produce continued growth and profitability. Following our announced pooling changes last year, we welcome the agents from the Beacon Group and Patrons Group to State Auto. We look forward to 2008 and the opportunities it offers STFC for continued success.”

STFC repurchased 720,530 shares during the fourth quarter and 813,530 shares for the year of 2007 under the previously announced share repurchase program which authorized purchasing up to 4.0 million common shares through December 31, 2009.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products exclusively through independent insurance agencies in 33 states and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies. The company is one of NASDAQ’s listed companies to be named a 2007 Mergent Dividend Achiever for having increased its dividends for ten or more years in succession.

The State Auto Insurance Companies are rated A+ (Superior) by the A.M. Best Company. The State Auto Insurance Companies include State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at www.StateAuto.com.

*	Net income from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.02 per diluted share for the 2007 fourth quarter and $0.19 for the year 2007, versus $0.05 and $0.09 for the same 2006 periods.

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STFC has scheduled a conference call with interested investors for Thursday, February 14, 10:00 a.m. Eastern time to discuss the company’s fourth quarter 2007 performance. Live and archived broadcasts of the call can be accessed on www.StateAuto.com. A replay of the call can be heard beginning at noon, February 14, by calling 1-866-483-9089. Supplemental schedules detailing the company’s fourth quarter 2007 financial, sales and underwriting results are made available on www.StateAuto.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Three Months Ended December 31		Year Ended December 31
(In millions, except per share amounts)	2007	2006	2007	2006
Net premiums written	$242.3	$238.7	$1,019.8	$1,019.5

Earned premiums	254.3	255.2	1,011.6	1,023.8
Net investment income	21.7	21.5	84.7	83.1
Net realized gain (loss) on investments	1.0	3.1	12.1	5.6
Other income	1.3	1.2	5.0	4.9

Total revenue	278.3	281.0	1,113.4	1,117.4

Income before federal income taxes	57.0	62.8	155.3	161.7
Federal income tax expense	15.3	17.9	36.2	41.3

Net income	$41.7	$44.9	$119.1	$120.4

Earnings per share:
- basic	$1.02	$1.10	$2.90	$2.95
- diluted	$1.01	$1.08	$2.86	$2.90
Earnings per share from operations (A):
- basic	$1.00	$1.05	$2.71	$2.86
- diluted	$0.99	$1.03	$2.67	$2.81
Weighted average shares outstanding:
- basic	40.8	41.0	41.0	40.9
- diluted	41.3	41.7	41.6	41.6
Book value per share	$23.10	$20.32
Dividends paid per share	$0.15	$0.10	$0.50	$0.38
Total shares outstanding	40.5	41.1
GAAP ratios:
Loss and LAE ratio	48.3	47.5	58.4	57.4
Expense ratio	36.9	36.0	34.4	34.0

Combined ratio	85.2	83.5	92.8	91.4

(A) Net income from operations:
Net income	$41.7	$44.9	$119.1	$120.4
Less net realized gains (losses) on investments, less applicable federal income taxes	0.7	2.0	7.9	3.7

Net income from operations	$41.0	$42.9	$111.2	$116.7